Exhibit 10.15

MERCURY PAYMENT SYSTEMS, INC.

2014 STOCK AWARD PLAN

STOCK OPTION GRANT NOTICE

Mercury Payment Systems, Inc., a Delaware corporation, (the “Company”), pursuant to the Mercury Payment Systems, Inc. 2014 Stock Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”), an option to purchase the number of shares of the Company’s Class A Common Stock (the “Shares”) set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement, attached hereto (the “Stock Option Agreement”), and the Plan (a copy of which has been provided to Participant), both of which are incorporated herein in their entirety. Any capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Plan or the Grant Notice.

Participant:	[ ]

Date of Grant:	[ ]

Exercise Price per Share:	$[ ]

Total Exercise Price:	$[ ]

Total Number of Shares Subject to the Option:	[ ] Shares

Expiration Date:	[ ]

Vesting Schedule:	[ ]

Type of Option:	Nonqualified Stock Option

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement, and the Plan. Participant further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement, and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of Shares, subject to the terms of any employment agreement between the Company and Participant addressing stock options granted by the Company, and supersede all prior oral and written agreements on that subject with the exception of any such employment agreement or any stock options previously granted and delivered to Participant under the Plan. Participant further acknowledges receipt of the Company’s prospectus covering the Shares issuable upon exercise of the Option and that he or she has read and understands such prospectus.

MERCURY PAYMENT SYSTEMS, INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:

MERCURY PAYMENT SYSTEMS, INC.

2014 STOCK AWARD PLAN

STOCK OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Stock Option Agreement (this “Agreement”), Mercury Payment Systems, Inc. (the “Company”) has granted you a stock option under the Mercury Payment Systems, Inc. 2014 Stock Award Plan, as amended from time to time (the “Plan”), to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the Exercise Price indicated in your Grant Notice. Capitalized terms not defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan. For the avoidance of doubt, the terms and conditions of the Grant Notice are a part of this Agreement, unless otherwise specified.

The details and terms and conditions of this Agreement shall govern your Option:

1. VESTING.

(a) Subject to the limitations contained in Section 1(b) and Section 1(c) below, the Option will vest as set forth in your Grant Notice, provided, that vesting will cease upon the termination of your service with the Company and its Affiliates as an employee, director or consultant. For purposes of this Agreement, in the event of an involuntary termination of your service with the Company and its Affiliates, the termination shall be effective, and vesting shall cease, as of the date stated in the relevant notice of termination and, unless otherwise required by law, will not be extended by any notice period or other period of leave. Subject to applicable law, the Company shall determine the date of termination in its sole discretion.

(b) Vesting of the Option shall be subject to the terms under any employment agreement between you and Company addressing stock options granted by the Company and in any event shall fully vest upon [                ].

(c) Notwithstanding any other provision of this Agreement to the contrary, your rights to vest under this Agreement will be subject at all times to your compliance with Section 15 below.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of Shares subject to the Option and the Exercise Price per Share referenced in your Grant Notice may be adjusted from time to time for various adjustments in the Company’s equity capital structure, as provided in Section 12 of the Plan.

3. METHOD OF PAYMENT.

(a) Payment of the aggregate Exercise Price for the Shares for which the Option is being exercised is due in full upon exercise of all or any part of your vested Option. You may elect to make payment of such aggregate Exercise Price in cash or by check or wire transfer (or any combination thereof). Alternatively, if permitted by the Committee, at the time of exercise and to the extent permitted by applicable law, you may pay such aggregate Exercise Price by: (i) delivery of a notice that you have placed a market sell order with a broker with respect to the Shares issuable upon such exercise, and that the broker has been directed to pay a sufficient portion of the net proceeds of such sale to the Company in satisfaction of such aggregate Exercise Price; provided, that payment of such proceeds is then made to the Company upon settlement of such sale; (ii) delivery of Shares having an aggregate Fair Market Value equal to such aggregate Exercise Price that are not subject to any pledge, encumbrance or other security interest and satisfy such other requirements as may be imposed by the Committee; provided, that such Shares have been held by you for no less than six (6) months (or such lesser period as may be established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting principles); (iii) any other payment method provided under the Plan that the Committee may approve; or (iv) any combination of the methods described in this Section 3(a).

(b) Where you are permitted to pay the Exercise Price of an Option and/or taxes relating to the exercise of an Option by delivering Shares, you may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof that you are the beneficial owner of such Shares, in which case the Company shall treat your Option as exercised and/or the taxes paid, as applicable, without further payment and shall withhold such number of Shares from the aggregate number of Shares acquired upon the exercise of your Option.

4. WHOLE SHARES. You may exercise your Option only for whole Shares.

5. TERM. You may not exercise your Option before the commencement of its term on the Date of Grant or after its term expires. Subject to the provisions of the Plan and this Agreement, you may exercise all or any part of the vested portion of your Option at any time prior to the earliest to occur of:

(a) the date on which your service with the Company and its Affiliates is terminated for Cause or the date on which you breach any of the restrictive covenants set forth in Section 15 below;

(b) ninety (90) days after your service with the Company and its Affiliates terminates for any reason other than Cause, death or due to your Disability;

(c) twelve (12) months after the termination of your service with the Company and its Affiliates due to your death or Disability;

(d) if the Grant Notice designates your Option as an Incentive Stock Option, and, on the Date of Grant, you owned stock representing more than 10% of the voting power of all classes of stock of the Company or any of its Affiliates, the expiration of five (5) years from the Date of Grant; or

(e) the Expiration Date indicated in the Grant Notice.

Notwithstanding the foregoing, if the exercise of your Option is prevented within the applicable time periods set forth in Sections 5(b) or 5(c) as a result of the operation of any provision of the Plan, your Option shall not expire before the date that is forty-five (45) days after the date that you are notified by the Company that the Option is again exercisable, but in any event no later than the Expiration Date indicated in your Grant Notice; provided, that if the Grant Notice designates your Option as an Incentive Stock Option, and if any such extension causes the term of your Option to exceed the maximum term allowable for Incentive Stock Options, your Option shall cease to be treated as an Incentive Stock Option and instead shall be treated thereafter as a Nonqualified Stock Option.

6. EXERCISE PROCEDURES AND SUSPENSION.

(a) Subject to Section 7 below and other relevant terms and conditions of the Plan and this Agreement, you may exercise the vested portion of your Option during its term by delivering a notice of exercise (in a form designated by the Company) together with the applicable Exercise Price therefor to the General Counsel, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

(b) By exercising your Option you agree that, as a condition to any exercise of your Option, you and your spouse, if requested by the Company, contemporaneously with the exercise of your Option and prior to the issuance of any certificate representing the Shares purchased upon the exercise of your Option, shall execute any agreements by and among the Company and any of the Company’s stockholders which shall then be applicable to the Shares to be issued to you, including any and all amendments to such agreements in effect at the time of such exercise, and agree to comply with any and all restrictions which then apply to holders of Common Stock (or the Shares which at that time are to be issued upon the exercise of your Option).

(c) You acknowledge that your ability to exercise the Option may be prohibited by the Company’s insider trading policy and that, if the Option would otherwise expire at a time when trading in the Shares is prohibited by such policy, then the period in which you may exercise the Option shall be extended until the 30th day following the expiration of such prohibition, but not beyond the Expiration Date, in accordance with Section 7(c) of the Plan.

7. CONDITIONS TO ISSUANCE OF STOCK. The Shares deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue any Shares purchased upon the exercise of the Option or portion thereof in book entry or certificated form prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges on which such Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable;

(d) The receipt by the Company of full payment for such Shares, including payment of any applicable withholding tax pursuant to Section 12 below; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience.

Notwithstanding anything to the contrary contained herein, you may not exercise your Option if the terms of the Plan do not permit the exercise of Options, or if the Company exercises its rights under the Plan to suspend, delay or restrict the exercise of Options.

8. DOCUMENTS GOVERNING ISSUED COMMON STOCK. The Shares that you acquire upon exercise of your Option are subject to the terms of the Plan, the Company’s bylaws, the Company’s certificate of incorporation, any agreement relating to such Shares to which you become a party, or any other similar document. You should ensure that you understand your rights and obligations as a stockholder of the Company prior to the time that you exercise your Option.

9. LIMITATIONS ON TRANSFER OF OPTIONS. Subject to Section 15(b) of the Plan, your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Option or any portion thereof.

10. RIGHTS UPON EXERCISE. You will not have any rights to dividends or other rights of a stockholder with respect to the Shares subject to your Option until you have given written notice of the exercise of your Option, paid in full for such Shares and, if applicable, satisfied any other conditions imposed by the Committee pursuant to the Plan.

11. OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or any of its Affiliates, or of the Company or any of its Affiliates to continue your employment or service. In addition, nothing in your Option shall obligate the Company or any of its Affiliates, their respective stockholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director or consultant or otherwise for the Company or any of its Affiliates.

12. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for any sums required to satisfy any federal, state, local and foreign tax withholding obligations of the Company or any of its Affiliates, which arise in connection with your Option. The Committee may, in its sole discretion and in satisfaction of the foregoing requirement, allow you to elect to have the Company withhold Shares otherwise issuable under this Agreement (or allow the return of Shares) to satisfy tax withholding obligations.

(b) You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied or appropriate arrangements (acceptable to the Company) are made therefor.

13. NOTICES. Any notices provided under the terms of this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt, or in the case of notices delivered by mail to you, five (5) days after deposit in the United States mail (or with another delivery service), certified or registered mail, return receipt requested, postage prepaid, addressed to you at the last address you provided to the Company.

14. OPTION SUBJECT TO PLAN. By entering into this Agreement, you agree and acknowledge that you have received and read a copy of the Plan. The Option is subject to the terms and provisions of the Plan and such terms and provisions are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

15. RESTRICTIVE COVENANTS. In the event that you breach a non-competition, non-solicitation, no-hire or non-disparagement covenant in any employment or other agreement with the Company and/or any of its Affiliates (the “Restrictive Covenants”), in addition to any other remedies specified in such agreements (including injunctive relief) or otherwise permitted by law, you will forfeit any outstanding Options and you will be required to pay to the Company, within ten (10) business days following the latest of the date on which you engage in conduct prohibited under the Restrictive Covenants, the date of exercise of the Option, or the date of sale or other disposition of Shares received upon exercise of the Option, an amount equal to the excess, if any, of (i) the aggregate proceeds you received (x) in connection with the exercise of the Option or (y) upon the sale or other disposition of the Shares received upon exercise of the Option, in each case, including any dividends and distributions that you received in respect of such Shares, over (ii) the aggregate Exercise Price paid to acquire such Shares. You specifically recognize and affirm that strict compliance with terms of the covenants set forth in the Restrictive Covenants is required in order for you to vest and receive the Shares. You agree that should all or any part or application of the Restrictive Covenants be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between you and the Company, you nevertheless shall not vest in and receive any of the Shares if you violated any of the terms of the covenants set forth in the Restrictive Covenants.

16. CONSENT TO ELECTRONIC DELIVERY. In lieu of receiving documents in paper format, you agree, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in a connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to you may be via a Company e-mail system or by reference to a location on a Company intranet site to which you have access.

17. LOCK-UP RESTRICTION. You agree that, if the Company or any equity holder of the Company proposes to offer for sale any equity securities of the Company pursuant to a public offering under the Securities Act and if requested by the Company and/or any underwriter engaged by the Company for a reasonable period of time specified by the Company or such underwriter following the filing of the registration statement filed with respect to such offering, you will not, directly or indirectly, offer, sell, transfer, pledge, contract to sell (including any short sale), grant any option to purchase, or otherwise dispose of any securities of the Company you hold or enter into any Hedging Transaction (as defined below) relating to any Shares you have acquired pursuant to your Award or any other securities of the Company you hold. You further agree to comply with any stop transfer instructions that the Company may impose with respect to such securities until the end of such period. For purposes of this Section, a “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares.

18. MISCELLANEOUS.

(a) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

(b) You acknowledge and agree that you have reviewed this Agreement in its entirety, have had an opportunity to obtain the advice of counsel and your personal tax advisor prior to executing and accepting your Option and fully understand all provisions of your Option.

(c) The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted transferees, successors and assigns.

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws provision or rule.

(f) This Agreement, including those documents and agreements explicitly referenced herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(g) You acknowledge agree that in the event of a Change in Control, the Committee may take certain actions with respect to the Option as permitted under the Plan and that the Committee’s actions with respect to your Award may differ from those taken with respect to other Award Agreements or Participants.

(h) In administering the Plan, or to comply with applicable legal, regulatory, tax or accounting requirements, it may be necessary for the Company or its Affiliates to transfer certain data to the Company or another Affiliate, or to its outside providers or governmental agencies. By accepting the Option, you consent, to the fullest extent permitted by law, to the use and transfer, electronically or otherwise, of your personal data to such entities for such purposes.